Exhibit 10.1
AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT
This Amendment Number One to Employment Agreement (the “Amendment”) is made and entered into as of September 8, 2011 by and between Piedmont Office Realty Trust, Inc. (“Piedmont”) and Donald A. Miller (“Executive”).

WHEREAS, Piedmont and Executive entered into an Employment Agreement dated as of February 2, 2007 (the “Employment Agreement”) pursuant to which Piedmont employs Executive;

WHEREAS, Piedmont and Executive desire to amend the Employment Agreement to modify Executive's maximum cash bonus percentage to 200%, beginning for fiscal year 2012;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, Piedmont and Executive hereby amend the Employment Agreement to read as follows, effective as of January 1, 2012:

§ 1

By amending the second sentence of § 3.2, Bonus, to read as follows:

“During the Term, in addition to the Base Salary, for each fiscal year (after fiscal year 2007) of the Company ending during the Term, the Executive shall be eligible to earn an annual target cash bonus of 50% (after meeting threshold performance criteria), 100% (after meeting target performance criteria) and up to 200% (after meeting maximum performance criteria) of the Executive's Base Salary (the “Target Bonus Amount”) payable during such fiscal year based upon criteria to be reasonably established not later than the first thirty (30) days of that fiscal year by the Compensation Committee in consultation with Executive (the “Annual Bonus”), which bonus shall be pursuant to the OIP.”

[Signatures Follow]

IN WITNESS WHEREOF, Piedmont and Executive have executed this Amendment Number One this 8th day of September, 2011.

PIEDMONT OFFICE REALTY TRUST, INC.

By:	/s/ Donald S. Moss
Name:	Donald S. Moss
Title:	Chairman, Compensation Committee

EXECUTIVE

By:	/s/ Donald A. Miller, CFA
Name:	Donald A. Miller, CFA
Title:	President and Chief Executive Officer